UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2023

FAZE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40083	84-2081659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 N. Cahuenga Blvd.

Los Angeles, California 90038

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (818) 688-6373

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FAZE	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of common stock	FAZEW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Merger Agreement

On October 19, 2023, FaZe Holdings Inc. (“FaZe”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with GameSquare Holdings, Inc., a British Columbia corporation (“GameSquare”), and GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare ( “Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into FaZe (the “Merger”), with FaZe surviving such Merger as a wholly-owned subsidiary of GameSquare.

Merger Consideration

On the terms and subject to the conditions of the Merger Agreement, each share of common stock, par value $0.0001 per share, of FaZe (the “FaZe Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held in treasury by FaZe or held directly by GameSquare or Merger Sub) will be converted into the right to receive 0.13091 (the “Exchange Ratio”) of a fully paid and non-assessable share of common stock, no par value, of GameSquare (the “GameSquare Common Stock”) and, if applicable, cash in lieu of fractional shares of FaZe Common Stock, subject to any applicable withholding.

Treatment of Equity Awards

At the Effective Time, (i) all FaZe equity awards outstanding immediately prior to the Effective Time, including options to purchase shares of FaZe Common Stock and each share of FaZe Common Stock subject to vesting, repurchase, or other lapse of restrictions will be assumed by GameSquare and converted into GameSquare equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio and (ii) all outstanding FaZe warrants exercisable for shares of FaZe Common Stock will be assumed by GameSquare and converted into GameSquare warrants on substantially the same terms, except that the assumed warrants will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio.

Post-Closing Governance

Under the Merger Agreement, GameSquare has agreed to appoint to its board of directors two persons determined by FaZe, and a third member to be mutually agreed upon by FaZe and GameSquare prior to the Effective Time, as of the Effective Time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal.

Conditions to the Merger

The Merger Agreement contains conditions to the closing of the Merger (the “Closing”), including the following mutual conditions of the parties (unless waived): (i) approval of the Merger Agreement by the stockholders of FaZe and GameSquare; (ii) the shares of GameSquare Common Stock issued as merger consideration shall have been approved for listing on the Nasdaq Capital Market; (iii) the registration statement filed by GameSquare in connection with the issuance shares of GameSquare Common Stock shall have be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and not be subject of any stop order or any legal action by or before the SEC seeking a stop order; (iv) all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under any applicable antitrust law; and (v) the absence of any law or order prohibiting consummation of the Merger.

In addition, unless waived by GameSquare, the obligations of GameSquare and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions on or prior to the Closing: (i) the accuracy of the representations and warranties made by FaZe in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; (ii) FaZe having performed in all material respects all obligations and complied in all material respects with the agreements and covenants in the Merger Agreement required to be performed by or complied with by FaZe at or prior to the Closing; and (iii) the absence of any material adverse effect on FaZe.

Unless waived by FaZe, the obligations of FaZe to consummate the Merger are subject to the satisfaction of the following additional conditions on or prior to the Closing: (i) the accuracy of the representations and warranties made by GameSquare and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; (ii) GameSquare and Merger Sub having performed in all material respects all obligations and complied in all material respects with the agreements and covenants in the Merger Agreement required to be performed by or complied with by FaZe at or prior to the Closing; (iii) the absence of any material adverse effect on GameSquare; (iv) GameSquare and Merger Sub having completed the GameSquare Financing (as defined below) and (v) the employment agreements between GameSquare and certain FaZe executive officers shall have not been terminated by GameSquare, other than in the event of a for “Cause” termination (as such term is defined in the respective employment agreements).

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by each of Faze, GameSquare and Merger Sub as of the date of the Merger Agreement or other specified dates, in each case relating to, among other things, organization, standing and power, capitalization, authority, non-contravention, certain public filings with the SEC or other regulatory authorities and absence of litigation. Many of the representations and warranties are qualified by materiality or other similar qualifiers as set forth therein.

Covenants

Each party agreed in the Merger Agreement to use its reasonable best efforts to effect the Closing and to as soon as reasonably practicable respond to inquiries or requests from governmental authorities applicable to the transactions contemplated by the Merger Agreement. Each party has also agreed to not solicit or engage in any discussions or negotiations with any person making an inquiry or proposal for an alternative transaction, and requiring FaZe’s and GameSquare’s respective boards of directors to recommend the transaction-related proposals to their stockholders, in each case subject to certain exceptions. The Merger Agreement also contains, subject to certain exceptions, certain other customary reciprocal covenants of each of the parties, including (i) the provision of access to their properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business, consistent with past practice; (iii) notifications of certain breaches, consent requirements or other matters; (iv) tax matters; (v) public announcements; and (vi) confidentiality.

GameSquare Financing

In addition, in connection with the Merger, GameSquare is to complete a financing involving the raising of additional capital or commitments to be made available to it following the Merger consisting of (i) a private placement in public equity to raise $10,000,000 through the sale of GameSquare Common Stock (the “Pipe Financing”), subject to reduction to the minimum extent necessary based on applicable restrictions pertaining to GameSquare’s issuance of shares of GameSquare Common Stock under NASDAQ Listing Rule 5635, or any other applicable rule imposed by applicable stock exchanges, which financing is supported by the backstop obligation by Goff & Jones Lending Co, LLC (the “Backstop Investor”) under the Backstop Agreement; (ii) GameSquare shall have entered into an asset-based loan facility agreement (the “Financing and Security Agreement”) with SLR Digital Finance LLC, as lender (the “Lender”), having a three (3) year term and providing for maximum aggregate borrowings thereunder at any one time of not less than $10,000,000, and such facility agreement shall be in full force and effect as of the Closing with no principal amounts drawn thereunder; and (iii) GameSquare shall have consummated after the date of the Merger Agreement and prior to closing of the Merger a disposition of non-core assets of GameSquare having a gross sales price of approximately $4,000,000 (subject to certain earnout provisions) (the financings described above in clauses (i), (ii) and (iii) are collectively referred to as the “GameSquare Financing”). Together, the issuance of shares of GameSquare Common Stock issuable as consideration under the Merger Agreement and issuable as part of the PIPE Financing is referred to in this Current Report on Form 8-K as the “GameSquare Stock Issuance.”

No Survival

None of the representations and warranties of the parties contained in the Merger Agreement or in any instrument delivered under the Merger Agreement will survive the Effective Time. The covenants and agreements of the parties contained in the Merger Agreement do not survive the Closing, except those covenants and agreements that, by their terms, contemplate performance after the Effective Time.

Termination

The Merger Agreement contains customary mutual termination rights for FaZe and GameSquare, including if the Merger is not completed by December 31, 2023 (the “End Date”), and if either of the required stockholder approvals by the FaZe stockholders or the GameSquare stockholders is not obtained. The Merger Agreement also contains customary termination rights for the benefit of each party, including (i) if the board of directors of the other party changes its recommendation with respect to the Merger, (ii) if the board of directors of such party authorizes entry into a definitive agreement relating to a superior proposal (as permitted by the Merger Agreement) and (iii) if the other party breaches its representations, warranties or covenants under the Merger Agreement in a way that would result in a failure of its conditions to closing being satisfied (subject to certain procedures and cure periods).

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware and the parties are subject to exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).

Additional Information

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the Merger Agreement has been included to provide investors with information regarding its terms and is not intended to provide any factual information about FaZe or GameSquare.

The Merger Agreement contains representations, warranties, covenants and agreements which were made only for purposes of such agreement and as of specified dates. The representations and warranties in the Merger Agreement reflect negotiations between the parties to the Merger Agreement and are not intended as statements of fact to be relied upon by stockholders, or any other individual or other entity other than the parties. In particular, the representations, warranties, covenants and agreements in the Merger Agreement may be subject to limitations agreed by the parties, including having been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, and having been made for purposes of allocating risk among the parties rather than establishing matters of fact. In addition, the parties may apply standards of materiality in a way that is different from what may be viewed as material by investors. As such, the representations and warranties in the Merger Agreement may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, and unless required by applicable law, FaZe undertakes no obligation to update such representations and warranties in response to such changes.

Certain Related Arrangements

Irrevocable Voting and Support Agreements

FaZe Voting and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain FaZe stockholders entered into certain irrevocable voting and support agreements with GameSquare (together, the “FaZe Support Agreements”), whereby such FaZe stockholders agreed to, among other things, at a meeting of stockholders of FaZe, vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby and vote against certain other actions that would have the effect of preventing the Merger. Such FaZe stockholders also agreed to not transfer any securities of FaZe held by them from the date of execution of the FaZe Support Agreements until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions.

The FaZe Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the FaZe Support Agreements is qualified in its entirety by reference to the full text of the form of FaZe Support Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

GameSquare Voting and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain GameSquare stockholders entered into certain irrevocable voting and support agreements with FaZe (together, the “GameSquare Support Agreements”), whereby such GameSquare stockholders agreed to, among other things, at a meeting of stockholders of GameSquare, vote in favor of (i) the approval of the Merger Agreement and the transactions contemplated thereby and (ii) the GameSquare Stock Issuance, and vote against certain other actions that would have the effect of preventing the Merger or the GameSquare Stock Issuance. Such GameSquare stockholders also agreed to not transfer any securities of GameSquare held by them from the date of execution of the GameSquare Support Agreements until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions.

The GameSquare Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the GameSquare Support Agreements is qualified in its entirety by reference to the full text of the form of GameSquare Support Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Backstop Agreement

Simultaneously with the execution and delivery of the Merger Agreement and in connection with the Pipe Financing, GameSquare entered into the Backstop Agreement. Pursuant to the Backstop Agreement, to the extent necessary to close the PIPE Financing with no less than $10,000,000, GameSquare has secured a commitment of up to $10,000,000 from the Backstop Investor, an affiliate of GameSquare’s largest investors, Goff Capital, Inc. and Blue & Silver Ventures, Ltd., to purchase shares of GameSquare’s common stock (or other GameSquare securities, if applicable) to the extent necessary contemporaneously with the Closing. The Backstop Agreement contains customary representations, warranties, covenants and conditions precedent of the parties. The Backstop Agreement and all of its provisions shall terminate and be of no further force or effect (i) upon the date that is immediately following an applicable End Date, following written notice from the Backstop Investor electing to terminate the Agreement, or (ii) if FaZe or GameSquare experience a material adverse change, upon written notice from the Backstop Investor electing to terminate the Agreement.

The representations, warranties and covenants contained in the Backstop Agreement were made only for purposes of the Backstop Agreement and as of specific dates, were solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Backstop Agreement is qualified in its entirety by reference to the full text of the Backstop Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Financing and Security Agreement

In connection with partially satisfying its obligations in connection with the GameSquare Financing, on September 14, 2023, certain subsidiaries of GameSquare, namely, Frankly Media LLC, GCN, Inc., GameSquare Esports (USA) Inc. d/b/a Fourth Square Studios, Nextgen Tech LLC d.b.a Complexity Gaming, Swingman, LLC d/b/a Cut+Sew and Zoned, Mission Supply LLC, and Sideqik, Inc. (collectively, on a joint and several basis, the “Borrower”) entered into the Financing and Security Agreement with the Lender.

The Financing and Security Agreement also contains customary representations and warranties being made by the Borrower and other customary terms and conditions.

The foregoing description of the Financing and Security Agreement is qualified in its entirety by reference to the full text of the Financing and Security Agreement, which is filed as Exhibit 10.1 to GameSquare’s Current Report on Form 6-K filed with the SEC on September 27, 2023, and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 20, 2023, FaZe issued a joint press release with GameSquare announcing the execution of the Merger Agreement. The full text of the joint press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The foregoing information (including Exhibit 99.1) is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and will not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Important Additional Information about the Merger and Related Transactions and Where to Find It

FaZe, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the proposed Merger. In connection with the proposed Merger, FaZe intends to file a proxy statement with the SEC (the “Proxy Statement”) and mail the Proxy Statement to its stockholders, to be used at the meeting of FaZe’s stockholders to approve the proposed Merger and related matters. INVESTORS AND SECURITY HOLDERS OF FAZE ARE URGED TO READ THE PROXY STATEMENT, ANY AMENDMENTS THERETO AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FAZE, GAMESQUARE AND THE MERGER. When available, the Proxy Statement and other relevant materials for the Merger will be mailed to stockholders of FaZe as of a record date to be established for voting on the proposed Merger. Investors and security holders will also be able to obtain copies of the Proxy Statement and other documents containing important information about each of the companies once such documents are filed with the SEC, without charge, at the SEC’s web site at www.sec.gov.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking statements”) within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this Current Report on Form 8-K. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “expects”, “plans”, “projects”, “budget”, “scheduled”, “forecasts”, “estimates”, “believes” or “intends” or variations of such words and phrases or stating that certain actions, events or results “may” or “could”, “would”, “might” or “will” be taken to occur or be achieved) are not statements of historical fact and accordingly are forward-looking statements. In this Current Report on Form 8-K, forward-looking statements relate, among other things, to: the anticipated timing for closing the Merger, the combined company’s future performance and revenue; continued growth and profitability of the combined company; and the combined company’s ability to execute its business plans and achieve certain cost synergies. These forward-looking statements are provided only to provide information currently available to FaZe and GameSquare and are not intended to serve as and must not be relied on by any investor as, a guarantee, assurance or definitive statement of fact or probability. Forward-looking statements are necessarily based upon a number of estimates and assumptions which include, but are not limited to: the satisfaction of conditions precedent (including shareholder approvals) to the consummation of the proposed Merger, the combined company being able to complete and successfully integrate acquisitions, the combined company being able to grow its business, execute its business plan or achieve projected cost synergies, the combined company being able to recognize and capitalize on opportunities and the combined company continuing to retain and attract qualified personnel to supports its development requirements. These assumptions, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: FaZe and GameSquare’s ability to complete the contemplated Merger and GameSquare Financing; the combined company’s ability to achieve its objectives, the combined company’s successful execution of its growth strategy, the ability of the combined company to obtain future financings or complete offerings on acceptable terms, the consummation of the $10 million PIPE Financing in connection with the contemplated transaction, failure to leverage the combined company’s portfolio across entertainment and media platforms, dependence on the combined company’s key personnel and general business, economic, competitive, political and social uncertainties, including impact of the COVID-19 pandemic and any variants. These risk factors are not intended to represent a complete list of the factors that could affect FaZe and GameSquare, which factors are discussed in FaZe’s recent publicly filed quarterly report on Form 10-Q and annual report on Form 10-K, filed with the SEC on August 14, 2023 and April 4, 2023 respectively, and in GameSquare’s most recent publicly filed annual report on Form 20-F filed with the SEC on December 29, 2022. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this Current Report on Form 8-K. Neither FaZe nor GameSquare assumes any obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Merger. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or a valid exemption from registration thereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of October 19, 2023, by and among GameSquare Holdings, Inc., GameSquare Merger Sub I, Inc., and FaZe Holdings Inc.

10.1	Form of FaZe Support Agreement, dated as of October 19, 2023, by and between GameSquare Holdings, Inc. and certain stockholders of FaZe Holdings Inc.

10.2	Form of GameSquare Support Agreement, dated as of October 19, 2023, by and between FaZe Holdings Inc. and certain stockholders of GameSquare Holdings, Inc.

10.3	Backstop Agreement, dated as of October 19, 2023, GameSquare Holdings, Inc. and by and between Goff & Jones Lending Co, LLC

10.4	Financing and Security Agreement, dated September 14, 2023, by and among, Frankly Media LLC, GCN, Inc., GameSquare Esports (USA) Inc. d/b/a Fourth Square Studios, Nextgen Tech LLC d.b.a Complexity Gaming, Swingman, LLC d/b/a Cut+Sew and Zoned, Mission Supply LLC, and Sideqik, Inc.(1)

99.1	Press Release, dated October 20, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain exhibits, schedules or similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K promulgated by the SEC. The registrant agrees to furnish supplementally to the SEC a copy of all omitted exhibits, schedules or similar attachments upon its request.
(1)	Incorporated by reference to GameSquare’s Current Report on Form 6-K, filed with the SEC on September 27, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2023

FAZE HOLDINGS INC.

By:	/s/ Christoph Pachler
Christoph Pachler
Interim Chief Executive Officer